

**Martin Wong**
(b. 1946 - d. 1999)



Martin Wong is in the midst of a record-setting year at auction, with his #1 and #4 highest prices both coming this past May.

INVESTMENT THESIS

Initial Offering Price
$300,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



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$0.4m
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Price Appreciation of Similar Works
29.3%

| Sharpe Ratio (2000-2024) | watch video |
|---|---|
| Martin Wong | Not enough data |
| S&P 500 | 0.41 |

0% Progress

INVEST NOW



## Martin Wong
(b. 1946 - d. 1999)

**Why we like this offering**

1. The Artwork is a prime example of Martin Wong's paintings, which illustrate American Sign Language (ASL) fingerspelling.
2. Martin Wong's recurring use of disembodied hands fingerspelling ASL in his paintings is a fascinating and unique aesthetic choice since hearing-impaired people can read the English alphabet. The choice intentionally codes the message and highlights the language of an active minority group.
3. Auction records for artworks similar in scale, style, and period are led by *Atlantic City Pandemonium: Beauty Queens in Peril* (1981), which sold for $491,400 at Christie's New York on May 17, 2024, followed by *Sergio Smoking a Cigarette And Thinks About All That Happened Two Nights Ago* (1983), which sold for $478,800 at Phillips New York on June 24, 2021, and *The Babysitter* (1998), which sold for $327,600 at Christie's New York on November 18, 2022.
4. Martin Wong completed the Artwork the same year he participated in an artist residency at the Department of Transportation sign shop. There, he created a project known as *Traffic Signs for the Hearing Impaired* in which he designed street signs that were installed near schools in every borough of New York City. Some of Wong's traffic signs are still in use today.
5. The Artwork is a small-scale octagonal canvas painting. The background features the silhouette of two firefighters under an umbrella facing a metal grate. On top of this scene, Martin Wong outlines hands gesturing the ASL fingerspelling of the letters: "S.T.O.P" in a golden ochre paint. He translates these letters into the English alphabet on corresponding cufflinks. At the bottom of the composition, Wong writes, "Dept of Transportation," in capital letters.
6. Martin Wong exhibited a series of octagonal sign paintings created for his Department of Transportation residency at Anne Plumb Gallery in 1991. According to the artist's gallerist, Wong eventually painted over a number of these works with more simple constellation designs, making this original contribution to the series special.
7. Closed metal grates are also a recurring motif in Martin Wong's paintings, a common sighting in his Lower East Side neighborhood, Loisaida.

### Artist Metrics

| 2024 Total Auction Sales | 2024 Auction Lots Sold | All Time Record Price |
|---|---|---|
| $2,533,020 | 5 | $1,327,500 |

Turnover by Year



2.5M
1.9M
1.3M
633.3K
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
9
6.75
4.5
2.25
13 14 15 16 17 18 19 20 21 22 23 24

| | |
|---|---|
| Initial Offering Price | **$300,000** |
| Offering Circular | sec.gov/edgar |

### Painting





### About Martin Wong

Martin Wong (b. 1946, Oregon - d. 1999, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. In 1978, Wong moved to New York, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz.

INVEST NOW

MARTIN
# WONG

b. 1946—d.1999, UNITED STATES


DEPT OF TRANSPORTATION

## $555,000
INITIAL OFFERING

## 29.3%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

## 30.6%
RECORD PRICE ANNUAL GROWTH RATE[3]

Acrylic on canvas | 20 × 20 in.

Martin Wong was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino."

The Artwork is a prime example of Martin Wong's paintings, which illustrate American Sign Language (ASL) fingerspelling. Martin Wong completed the Artwork the same year he participated in an artist residency at the Department of Transportation sign shop. Here, he created a project known as Traffic Signs for the Hearing Impaired in which he designed street signs that were installed near schools in every borough of New York City. Some of Wong's traffic signs are still in use today. Martin Wong exhibited a series of octagonal sign paintings created for his Department of Transportation residency at Anne Plumb Gallery in 1991. According to the artist's gallerist, Wong eventually painted over a number of these works with more simple constellation designs, making this original contribution to the series special. Martin Wong's recurring use of disembodied hands fingerspelling ASL in his paintings is a fascinating and unique aesthetic choice since hearing-impaired people can read the English alphabet. The choice intentionally codes the message and highlights the language of an active minority group. Closed metal grates are also a recurring motif in Martin Wong's paintings, a common sighting in his Lower East Side neighborhood, Loisaida. The Artwork is a small-scale octagonal canvas painting. The background features the silhouette of two firefighters under an umbrella facing a metal grate. On top of this scene, Martin Wong outlines hands gesturing the ASL fingerspelling of the letters: "S.T.O.P" in a golden ochre paint. He translates these letters into the English alphabet on corresponding cufflinks. At the bottom of the composition, Wong writes, "Dept of Transportation," in capital letters. Auction records for artworks similar in scale, style, and period are led by Atlantic City Pandemonium: Beauty Queens in Peril (1981), which sold for $491,400 at Christie's New York on May 17, 2024, followed by Sergio Smoking a Cigarette And Thinks About All That Happened Two Nights Ago (1983), which sold for $478,800 at Phillips New York on June 24, 2021, and The Babysitter (1998), which sold for $327,600 at Christie's New York on November 18, 2022.

The estate of Martin Wong is represented by PPOW Gallery in New York, which has championed his artwork since the early 1990s. In 2015, a pivotal Bronx Museum retrospective, Martin Wong: Human Instamatic, reintroduced the artist to an art world finally ready to accept him. In 2022, the KW Institute for Contemporary Art in Berlin organized the first European retrospective on Martin Wong, Martin Wong: Malicious Mischief, which traveled to the Museo Centro de Arte Dos de Mayo in Madrid, the Camden Art Centre in London, and the Stedelijk Museum in Amsterdam. His paintings are now represented in prestigious public collections, including the Whitney Museum of American Art in New York, the Museum of Modern Art in New York, the Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Art Institute of Chicago, the Berkeley Art Museum and Pacific Film Archive, and the Cleveland Museum of Art, among many others. Wong's recent institutional success has also been reflected in his commercial desirability. The artist's auction records are led by Portrait of Mikey Piñero at Ridge Street and Stanton (1985), which sold for $1,623,000 at Christie's New York on May 14, 2024, followed by Quong Yuen Shing & Co. (1992), which sold for $1,260,375 at Bonhams New York on May 19, 2022, and Persuit (El Que Gane Pierde - He Who Wins Looses) (1984), which sold for $1,100,000 at Hindman Auctions Chicago on September 28, 2021.

**THE ARTIST'S AUCTION RECORDS ARE LED BY PORTRAIT OF MIKEY PIÑERO AT RIDGE STREET AND STANTON (1985), WHICH SOLD FOR $1,623,000 AT CHRISTIE'S NEW YORK ON MAY 14, 2024, FOLLOWED BY QUONG YUEN SHING & CO. (1992), WHICH SOLD FOR $1,260,375 AT BONHAMS NEW YORK ON MAY 19, 2022, AND PERSUIT (EL QUE GANE PIERDE - HE WHO WINS LOOSES) (1984), WHICH SOLD FOR $1,100,000 AT HINDMAN AUCTIONS CHICAGO ON SEPTEMBER 28, 2021.**

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


478800
491400
327600
201600
138600
113400
52250
40625
2640
1/1/2008
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Martin Wong (b. 1946, Portland, Oregon, d. 1999, San Francisco, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino." He grew up in San Francisco and moved to Eureka, California, in 1964 to pursue his Bachelor of Fine Arts in ceramics at Humboldt State University. Just two years after graduating, his skilled work as a ceramicist won him a prestigious solo exhibition at the de Young Museum in San Francisco in 1970. However, he swiftly abandoned ceramics after the museum refused to let him use glitter. Re-focusing his practice on painting, he turned to art history books for guidance, drawing inspiration from Asian decorative objects and modern painting. He dubbed his fifteen-year period in Eureka his "Eureka Years," a play on words in reference to the liberating self-discovery he achieved. He worked as a street portraitist under the pseudonym "Human Instamatic" and traveled around the world painting posters and sets as a member of the psychedelic, queer theater troupe the Angels of Light. In 1978, Wong moved to New York City, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz. He became an iconic figure in the downtown community, instantly recognizable by his Fu Manchu mustache and decorated cowboy hat as documented in his 1993 self-portrait. Wong's paintings in the 1980s can be characterized by their investigations into the perspective and texture of New York's urban landscape with particular interests in buildings' verticality, brickwork, and jail cells. His paintings are layered with reflections on his identity as an openly gay man during the AIDS crisis and a Chinese American living in a predominantly Puerto Rican neighborhood. Although he exhibited his paintings regularly at the prominent downtown galleries EXIT ART, Semaphore, and PPOW Gallery, Wong did not achieve widespread commercial success during his lifetime. Instead, he supported himself by working at the Metropolitan Museum of Art's gift shop. In 1982, the artist met and fell in love with the poet Miguel Piñero, and the two collaborated on a series of paintings, including Attorney Street (Handball Court With Autobiographical Poem by Piñero) (1982–84). He also grew close to many graffiti artists like Keith Haring and accumulated an impressive collection of 300 works, which he donated to the Museum of the City of New York in 1993. Wong returned to San Francisco in 1994 and passed away on August 12, 1999, of complications from AIDS.


MARTIN WONG
SEMAPHORE EAST
SEMAPHORE


S T O P
DEPT OF TRANSPORTATION


DEPT OF TRANSPORTATION

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Martin Wong with the following criteria: Landscapes, works with hands, or works with figures on canvas created since 1980 that measure between 15 inches by 15 inches and 40 inches by 40 inches, excluding works on canvas on board, works with extensive text, and excluding Statue of Liberty (1990) for quality and Puerto Rican Day Parade (1998) for being stylistically different. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Martin Wong have a record price compound annual growth rate ("CAGR") of 30.6% from February 20, 2001 to June 30, 2024. This calculation is based on (i) a record price of $2,600 on February 20, 2001, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,327,500, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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